EXHIBIT 3(i)(c)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CASINO ENTERTAINMENT TELEVISION, INC.

FIRST: Casino Entertainment Television Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the (“DGCL”), DOES HEREBY CERTIFY as follows:

1.     The Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1.) and substituting therefor a new Section 1.), said Section shall be and read as follows:

    1.)        The name of the corporation is: Ouvo Inc.

2.	Section 4.) is hereby amended by deleting Section 4.) and substituting therefor a new Section 4.) which shall be and read as follows:

4.)	The total number of authorized shares of capital stock of the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”)

SECOND: The Amendment to the Certificate of Incorporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL by the shareholders of the Corporation having duly adopted such Amendment by written consent.

IN WITNESS WHEREOF: the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 12th day of April 2005.

/s/ Kent Carasquero

Kent Carasquero, Chief Executive Officer